Exhibit 99.1

March 28, 2012

Eagle Rock Energy Announces Promotion of Rob Hallett to Senior Vice President, Business Development

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that Robert D. Hallett has been promoted to the position of Senior Vice President, Business Development.

Mr. Hallett spent the past year and a half at Eagle Rock as Vice President, Business Development.  Prior to joining Eagle Rock, Mr. Hallett spent over ten years advising energy clients as a senior investment banker, including serving as a managing director in the Energy Investment Banking Group of RBC Capital Markets from 2000 to 2009, where he focused on origination and execution of mergers and acquisitions, and as a Managing Director and the head of the Houston office for FBR Capital Markets from 2009 to 2010. From 1994 to 2000, Mr. Hallett held senior legal positions at TransAlta Corporation and BJ Services Company.

“Rob has done a tremendous job guiding Eagle Rock’s business development efforts over the past year and a half,” said Joseph A. Mills, Chairman and Chief Executive Officer of Eagle Rock.  “I am confident Rob will continue building on the momentum he has created to this point as the Partnership continues to focus on acquisitions and organic growth.”

Mr. Hallett holds a Bachelor of Science with Honors in Geology from the University of Alberta and a J.D., from the University of Calgary.  For business development inquiries, Rob Hallett can be contacted at 281-408-1405 or at r.hallett@eaglerockenergy.com.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids (“NGLs”); crude oil logistics and marketing; and natural gas marketing and trading; and b) upstream, which includes developing and producing interests in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations